Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON FEBRUARY 15, 2018

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President and CEO

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis Securities Corporation, Managing Director, Research Division

Stefan Mykytiuk ACK Asset Management, LLC - Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ Fourth Quarter and Full Year 2017 Results Conference Call. (Operator Instructions) Please note this event is being recorded. At this time, I would like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Denise. Good morning, everyone, and thank you for joining us for the CBIZ Fourth Quarter and Full Year 2017 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is being webcast. A link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures can be found in the financial tables of today's press release.

Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management's expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer. I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Lori, and good morning, everyone. With this morning's release, we were pleased to report strong results for both the fourth quarter and the full year of 2017. For both the quarter and the year, we recorded continued growth in revenue, an improvement in pretax margin and growth in our earnings per share.

For the fourth quarter, we achieved total revenue growth of 9.1% and same-unit revenue growth of 3.9%. You might remember that on our last earnings call, we discussed a number of unusual events within our Financial Services group that negatively impacted revenue for our third quarter. In those remarks, we noted that while we expected much of that revenue to be recovered, the timing was less certain.

As expected in the fourth quarter, our Financial Services group came in very strong with revenue growth of 15.1% and same-unit revenue growth of 7.2%. A portion of that growth is attributable to the work that otherwise would have been completed in the third quarter. We expect to continue to see some portion of that third quarter work also carried into the first quarter of 2018.

Switching to our Benefits and Insurance group. Total revenue within that group increased by 1.0% in the fourth quarter with organic revenue declining slightly by 0.8%. The largest contributor to those revenue results came from declines in a number of our more transactional businesses, which are far more susceptible to the larger fluctuations in revenue from quarter-to-quarter and from year-to-year.

For the full year, revenue for the company grew by 6.9% and same-unit revenue increased by 2.2%. We also achieved a 30 basis point improvement in pretax margin from continuing operations for the year. Adjusted for the one-time year-end impact of the Tax Reform Act that Ware will address in greater detail in a moment, this performance helped to drive a 14.5% growth in our earnings per share, which was at the high end of our 2017 guidance. Cash flow continued to be strong. And we reported an adjusted EBITDA of $104.0 million, which was a 9.7% increase over the $94.8 million reported a year ago.

Turning to the full year performance of our two largest operating segments. Revenue within our Financial Services group grew by 7.8%, with same-unit revenue increasing by 3.7%. Revenue within our Benefits and Insurance group grew by 6.1% for the full year while same-unit revenue declined slightly by 0.4%.

Like the fourth quarter, the largest contributor to the revenue results of our Benefits and Insurance group came from declines in a number of our national transactional businesses. While still slightly negative, the full year organic revenue results for our Benefits and Insurance group improved by 200 basis points in 2017 over 2016. And we believe that the investments that we are making in hiring, training and developing our new producers within that group will result in a steady improvement in organic revenue growth in the future.

Turning to acquisitions. We are pleased to have closed 4 strategic acquisitions during 2017 that are expected to add approximately $25 million in annualized revenue. In addition, we announced the acquisition of Laurus Transaction Advisors earlier this month. The addition of Laurus, together with the acquisition of CMF Associates that we closed in June of last year, strengthens our position as an industry leader in providing consulting and financial advisory services to middle-market private equity firms.

So with those comments, let me turn it over to Ware Grove, our Chief Financial Officer.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Well, thank you, Jerry, and good morning, everyone. Let me take a few minutes to run through the highlights of the results we issued this morning for the fourth quarter and full year 2017. And I also want to take a few minutes to explain the impact of tax reform on the reported results for 2017 and how this will impact our outlook for 2018.

During 2017, as Jerry mentioned, we closed 4 acquisitions and we recently announced the acquisition of the Denver-based Laurus Transaction Advisors business, which was effective February 1, 2018. On a combined basis, annually these acquisitions will contribute approximately $31 million to revenue.

We used approximately $39.9 million of cash for acquisition-related payments during 2017, including earn-out payments for acquisitions made in prior years. As of December 31, 2017, future cash spending for earn-out payments on acquisitions already closed was estimated at approximately $13.3 million for 2018, approximately $13.7 million in 2019, $7.6 million in 2020 and approximately $500,000 in each 2021 and in 2022.

In the fourth quarter of 2017, we were active in our share repurchases. And we repurchased 628,000 shares during the fourth quarter. For the full year of 2017, we repurchased approximately 1.2 million shares at a total cost of approximately $18.3 million.

Capital spending in the fourth quarter was approximately $3 million. And for the full year of 2017, capital spending was approximately $11.9 million. And this was primarily driven by several major office moves that occurred during the year. Going forward, annual capital spending is expected to be within a $7 million to $8 million range annually.

Day sales outstanding on receivables was 75 days at year-end 2017. That compares with 76 days the prior year. Bad debt expense was 64 basis points compared to total revenue for 2017. And that compares with 51 basis points on total revenue for the prior year.

As Jerry commented, we are very pleased to report a 30 basis points improvement in margin on income before tax from continuing operations. This is within the range of our 25 to 50 basis point annual target. And the operating leverage within our business has helped us achieve a higher rate of growth in earnings and earnings per share over a long period of time.

As we grow, we are continually leveraging our general and administrative expense. Eliminating the impact of accounting for gains or losses on the assets held in the deferred compensation plan, the G&A expense was at 3.8% of revenue for the full year 2017 compared with 4.5% of revenue for the prior year. You can find further details on this in the footnotes that are outlined in the numbers we released this morning.

Now turning to the impact of tax reform. You will note an effective tax rate of 31.3% for the full year 2017. When the Tax Reform Act was passed in December of 2017, we reduced the net deferred tax liability on our balance sheet by approximately $2.5 million. The favorable impact of this is reflected as a reduction in our fourth quarter and full year tax rate for 2017.

Now this represents a one-time benefit. And this is expected to have a positive impact to cash flow over a longer period of time. The reported earnings for fully diluted share from continuing operations for the full year 2017 is $0.92. Eliminating the one-time year-end benefit of tax reform described above, the adjusted earnings per share would be $0.87. And this represents a 14.5% increase over the $0.76 earnings per share reported for the prior year.

There is a schedule included in the earnings release, which outlines this calculation with a reconciliation of the reported GAAP earnings to this adjusted number. As we talk about expectations going forward into 2018, we want to eliminate the one-time impact at year-end 2017 and compare the earnings per share growth expected in 2018 compared to the adjusted earnings per share for 2017. Now beyond the favorable impact of tax reform at year-end, we have previously commented on the favorable impact of the new accounting standard for stock compensation expense that was implemented in January of 2017.

Absent the one-time year-end impact of tax reform, the full year effective tax rate for 2017 was approximately 35% compared with a rate at 39.4% for 2016. And the reduction is due to the favorable impact of stock compensation accounting on the tax rate. The future impact of this is dependent on several unpredictable factors, such as the number of shares exercised and the share price on the date of exercise. So there may be some volatility to the impact of this.

Now everyone is aware that the statutory federal corporate income tax rate is now 21% under the Tax Cuts and Jobs Act of 2017 compared with the 35% statutory rate previously. However, there are a number of factors that either limit or eliminate the value of deductions, so the full 14% statutory rate reduction may not be realized. Considering these factors, we expect to achieve a reduction in the effective tax rate for CBIZ of approximately 10%.

So with an approximate 35% effective tax rate, including the impact of the onetime benefit at year-end, we expect an effective tax rate in 2018 of approximately 25%. This expectation includes the favorable impact of stock compensation accounting. And as a reminder, as I just commented, this could be somewhat volatile. So the expected 10% reduction in our effective tax rate for 2018 will have a positive impact on cash flow that is essentially commensurate with the reduction in the tax rate.

The balance outstanding on our $400 million unsecured credit facility at December 31, 2017, was a $178.5 million. We reported $104 million of EBITDA for the year-end 2017. And that's a 9.7% increase over the $94.8 million reported for the prior year. With debt at approximately 1.8x EBITDA at year-end, there is approximately $175 million of unused financing capacity at December 31, 2017.

Cash flow at CBIZ has historically been very strong and steady. And we have plenty of capital and capacity to continue our strategic acquisition program. We are not capital-constrained and we are always careful to find the right fit with the appropriate potential returns on our capital in our approach towards potential acquisitions. We currently have an active pipeline of transactions under review. And as we have done in the past, with 1 transaction already reported in 2018, we expect to close 3 to 5 acquisitions during the course of 2018.

Our first priority in using capital continues to be strategic acquisitions. We will also continue to look for opportunities to repurchase shares of our common stock with the intent to neutralize the dilutive impact of newly issued shares each year. We take an opportunistic approach and we have used volatility in our share price to find opportunities to become more active in our share repurchases. As we filed a disclosure earlier this week, our board recently renewed the annual authorization to repurchase up to 5 million shares over the next 12 months.

So as we go forward into 2018, the business environment remains very positive for CBIZ. At this early point in 2018, we are helping our clients plan for and navigate through the impact of the Tax Reform Act. We have a National Tax Office organization that is doing a great job providing a number of tools that are useful to our client service teams throughout the country. This includes comprehensive materials on the broader scope and details of tax reform, webinars on a variety of topics plus shorter deep-dive materials more highly targeted towards specific industries and tax planning opportunities.

There is a broad effort underway in each local market that is supported by a National Tax Office to make sure we are in touch with all of our top clients and prospects in each market and that we are engaging them in the appropriate tax planning discussions at this early stage of the year. Internally, we are always investing in a variety of growth initiatives in any given year. The favorable impact of tax reform will provide the potential to accelerate some of these investments as we enter 2018. Considering the impact of the 1.2 million share repurchases this past year, looking forward to 2018, we expect a fully diluted share count of approximately 56 million shares in 2018.

Combined with the expected effective tax rate of approximately 25% that I outlined earlier, I can share the following about our outlook for 2018. With the impact of the acquisitions made during the past year, including the recent acquisition announced February 1, we expect total revenue to increase within a range of 5% to 8% for 2018 over the $855.3 million reported for 2017. We expect earnings per diluted shares to increase within a range of 13% to 17% over the GAAP reported $0.92 for 2017.

Comparing 2018 expectations to the adjusted earnings per share of $0.87 for 2017, we expect earnings per share to increase within a range of 20% to 24% in 2018. And as you break this down, the lower tax rate expected in 2018 will be expected to drive earnings per share growth of about 14% with the balance of the growth expected due to the revenue growth and margin improvement expected for 2018.

So with these comments, I'll conclude, and I'll turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Ware. As we've commented in the past, one of the strengths of CBIZ is that we provide essential products and services that our clients need in good times and in bad. The number of these products and the scope of the services typically expand in more favorable economic environments and in times of change.

As we look forward to 2018, we are encouraged by the strength of the economy, the general optimism among leaders of small- and middle-market businesses and the opportunities presented by the changes in the regulatory environment, particularly the opportunities presented through the new Tax Reform Act. With more than 50,000 business clients and over 40,000 individual clients, we anticipate very strong demand for our tax and advisory services related to the recent changes to the tax laws and how these changes are likely to impact our clients.

In addition, like many other companies, we will also benefit from the lower overall federal tax rate applied to our businesses. As Ware commented, we expect our effective federal tax rate to be reduced from 35% to approximately 25%. A portion of the savings from the lower rate will allow us to accelerate certain investments to enhance the growth of the business. For example, we are planning to increase the number of new producers being hired, trained and supported in our Benefits and Insurance group, which will allow us to increase the rate of organic revenue growth in that group. We are also planning to increase our investment in national branding to improve our market recognition of the unique value proposition that CBIZ brings to small- and middle-market businesses and to high net worth individuals.

While many of these investments would have been made over time, the savings from the Tax Reform Act provides us with the opportunity to accelerate those investments and the resulting growth of the business. We are pleased to be able to make those investments while also delivering on the year-over-year improvement in our operating results described earlier by Ware, including our guidance of a 13% to 17% improvement in our earnings per share.

Turning to acquisitions. We continue to have a very full pipeline of attractive acquisition opportunities. And while the timing of the closing of transactions is difficult to predict, our goal remains to close 3 to 5 transactions in 2018.

With that, I will turn it over to questions and answers.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And your first question will come from Jim Macdonald of First Analysis.

Jim Macdonald - First Analysis Securities Corporation, Research Division – MD

Could you talk a little bit -- you mentioned the tax impact on your services. Did that help at all in the fourth quarter? And when do you expect -- will that help in the first quarter? And do you have enough resources to be able to do the heavy lifting you do in the first quarter plus tax advice?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. So Jim, I would say that as we've surveyed our offices, the tax impact in the fourth quarter, because it came so late, had very little impact on the revenue. They were obviously fielding lots of calls and proactively reaching out to clients and prospects. But it really did not translate into revenue for that period of time. Your question on the first quarter is a good one, which is we are typically at or near full capacity during that period of time. With that said, it usually ramps up into February and obviously March. And I know from, again anecdotally speaking with our offices, that we've had lots of conversations with clients and prospects as to the impact of the Tax Reform Act. So while I don't think it's going to be a material -- have a material impact on our revenue in the first quarter, those conversations will continue beyond the tax filing deadlines into April 15 and hopefully translate into a nice lift in our seasonally slower period of time, which comes after April 15.

Jim Macdonald - First Analysis Securities Corporation, Research Division – MD

Great. And then a technical one, in the fourth quarter, you had some catch-up revenue, but your expenses also blipped up sequentially when they usually blip down. So maybe you can explain that to me.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

All right. Jim, are you talking -- which expenses are you referring to?

Jim Macdonald - First Analysis Securities Corporation, Research Division – MD

Operating expenses.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

There may have been some modest increase due to some restructuring activities in one of our national units as we did a minor restructuring in one of the units. I can't point to anything other than that, that might have created some volatility or spike in operating expenses.

Jim Macdonald - First Analysis Securities Corporation, Research Division - MD

Yes, I guess, part of it is probably the abbi Trust, which was probably more of an impact in that quarter. So I'm looking at it gross, maybe not net, so...

Ware H. Grove - CBIZ, Inc. – President and CEO

Yes, exactly, Jim. I assume that we're kind of cleansing or eliminating the impact of that. But certainly the Rabbi Trust had a big impact in the fourth quarter and for the full year for both operating expenses and for G&A expenses.

Jim Macdonald - First Analysis Securities Corporation, Research Division – MD

Okay. And I think Jerry mentioned that you're going to do some -- besides the investments in benefits group, it sounded like there are some other activities you're going to do. Maybe you could give us some thoughts on what you're going to do to get that growing again.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. So Jim, really if you look at that group, as we've said in the past, really the drag, I think, on organic revenue there has really come into 2 buckets. The first is some of our more transactional national businesses, like life insurance, like executive search, which by their very nature tend to be more project-oriented and harder to predict from quarter-to-quarter or period-to-period. And that was really, I think, the largest contributor to the impact on revenue growth in both the quarter and the year. The second thing is really our employee benefits group. The other 3 groups actually experienced quite a nice sequential improvement year-over-year, quarter-over-quarter. The employee benefits group is really just a product of the number of producers that we have on that team. When we look at that and have looked at that, as we've commented in the past, we're very pleased with the productivity of the producers we have. Based on industry standards, they produce typically in the top quartile or decile for industry comparables. But we need more of them. And so with that recognition and realization, we really set out over the past 12 months to add new producers to that team. We also wanted to make sure that we were not only adding numbers, but we were adding processes to be able to help them to be successful. So it's our recruiting, it's our training, developing, mentoring, et cetera. So we put that process in place and really ramped up the hiring of new producers. We saw most of those numbers come into the fourth quarter of 2017. We will continue that into 2018 and beyond and expect that as a result of those investments, we will see considerably improved organic revenue coming from that group.

Operator

Mr. Macdonald, did you have any further questions, sir?

Jim Macdonald - First Analysis Securities Corporation, Research Division – MD

Yes. So - sorry, you talked about these operational uses of cash from the better cash flow you're going to have. Any thoughts on more acquisitions, more repurchases, dividends, other uses of cash?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Jim, as you know, we've never really been cash flow-constrained. And we have, as I commented, a full pipeline of acquisitions. We continue to be very interested in growing through acquisitions. We are disciplined obviously to make sure that those acquisitions are the right cultural fit, which is our most important priority, and then beyond that, that we're able to provide a reasonable return on the investments that we're making. So certainly, the increased cash flow gives us incremental dry powder there. But we've never really been capital-constrained in that regard. So we will continue to -- I think the same outlook that we've had before, which is to continue to do everything we can to build that pipeline and to close as many of them as is prudent in any given period of time.

Operator

And I'm showing no additional questions at this time. We will conclude the question-and-answer -- we do have an additional question that has come in, if you'd like to take it. It is from Stefan Mykytiuk of ACK Asset. Please go ahead.

Stefan Mykytiuk – ACK Asset Management, LLC – Analyst

I just wanted to follow up on the Q4 organic. I think Jerry said, what was it, Financial Services was up 7.2%?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, that's correct.

Stefan Mykytiuk – ACK Asset Management, LLC – Analyst

Is there any way to parse out how much of that -- that's obviously a step-up in the organic growth rate. How much of that was revenue catch-up from the third quarter versus what the underlying growth rate would have been?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

I'm sorry. The question again is how much was incremental over what would have been expected?

Stefan Mykytiuk – ACK Asset Management, LLC – Analyst

Yes. Well, in other words, you addressed that Q3, you had some slippage due to the weather in Florida. And so I'm just curious -- and I know it's probably hard to isolate these revenues specifically. But I'm just wondering what the 7.2% would've been on kind of a more normalized basis, if there's any way to characterize that. Or really said another way, as we go into 2018, it sounds like you still have some catch-up from the impact in Q3. And then with the tax reform and business confidence, I'm just curious whether you think Financial Services can continue to grow at that mid-single-digit rate on an organic basis?

Ware H. Grove - CBIZ, Inc. – President and CEO

Yes, this is Ware. Clearly, it's a great question. We came in light in the third quarter with the comments that we expected to recapture a good share of that. At this stage, it's really hard to precisely tell exactly how much came in versus what was lost. But we pointed to a couple million dollars of revenue impact due to the hurricane and a couple of contract delays in our government and health care consulting. So it's fair to think that a good portion of that probably came into the fourth quarter. What I would encourage you to do is kind of look at the full year. And the organic revenue for the total Financial Services group was 3.7%. And that's probably a pretty good indicator as we go into 2018 as to how that business is growing and how it's performing.

Stefan Mykytiuk – ACK Asset Management, LLC – Analyst

Okay. And you don't think there's some upside to that from the tax reform? Or are you just -- you haven't seen it yet and, therefore, you don't want to really bank on it?

Ware H. Grove - CBIZ, Inc. – President and CEO

Well, we would hope there's upside. We're optimistic. We're cautious in our guidance here at this early stage. We're certainly conducting a lot of conversations and meetings. Translating that into revenue opportunities is yet to be seen. So as we go through the year, hopefully we'll be talking about increasing guidance. But that remains to be seen at this stage.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. As I commented, I think all signs are positive right now, generally more optimism among our clients and generally more favorable business climate. We track kind of the indicators that are published among -- for small- and middle-market businesses, those are all very positive, some at historic highs. And you put on top of that the regulatory changes, which are always good for our business because it gives us an opportunity to be talking to our clients as well as introducing our services to prospects. So those are all very, very positive signs. We were very pleased with the organic revenue growth in that group that we experienced last year. And we're equally encouraged by the prospects for 2018.

Operator

(Operator Instructions) In showing no additional questions at this time, we will conclude the question-and-answer session. I would like to hand the conference back to Jerry Grisko for his closing comments.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Denise. Before we conclude today's call, I want to take a moment to thank our over 4,600 team members for another very successful year and for the outstanding work that you do in serving our clients. As testament to our culture here at CBIZ, I'm especially proud to report that our company was honored to receive over 50 various national and local awards and recognition throughout 2017. The most recent was being named as one of the Best and Brightest Companies to Work For in the nation for the second year in a row. We were also named Best Place to Work by Business Insurance for a third year in a row. And we were a proud recipient of many of the Best Places to Work in many of our local offices. Finally, I'd like to thank our shareholders and our analysts for your continued support of the company. And we look forward to another successful year in 2018. Thank you, everyone, and have a great day.

Operator

Thank you. Ladies and gentlemen, the conference has now concluded. Thank you for attending today's presentation. At this time, you may disconnect your lines.